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                                     FORM 15
           [Adopted in Release No. 34-20784 (83,508), March 22, 1984,
                    effective March 30, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
             Act of 1934 or Suspension of Duty to File Reports Under
                     Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-24213

                    Chapman Capital Management Holdings, Inc.
             (Exact name of registrant as specified in its charter)
                                   ----------
                          World Trade Center-Baltimore
                                   28th Floor
                              401 East Pratt Street
                            Baltimore, Maryland 21201
                                 (410) 625-9656
               (Address, including zip code, and telephone number,
                              including area code,
                  of registrant's principal executive offices)
                                   ----------
                                  Common Stock
            (Title of each class of securities covered by this Form)
                                   ----------
                                       N/A
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                   ----------
      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

Rule 12g-4(a)(1)(i)  [X]                         Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                         Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]
Rule 12h-3(b)(1)(i)  [ ]                         Rule 15d-6           [ ]

         Approximate number of holders of record as of the certification or
notice date:      0
             -----------


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         Pursuant to the requirements of the Securities Exchange Act of 1934
Chapman Capital Management Holdings, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 20, 2000              BY: /S/ NATHAN A. CHAPMAN, JR.
                                      Nathan A. Chapman, Jr.
                                      President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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